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                                                                   EXHIBIT 21.0

                        LIST OF REGISTRANT'S SUBSIDIARIES


A. ORIENTAL BANK AND TRUST - commercial bank organized and existing under the laws of the Commonwealth of Puerto Rico.

   SUBSIDIARIES OF ORIENTAL BANK AND TRUST:

   1. Oriental Financial Services Corp. - corporation organized and existing under the laws of the Commonwealth of Puerto Rico.

   2. Eastern Services Corporation - corporation organized and existing under the laws of the Commonwealth of Puerto Rico.

   3. Eastern Funding Corporation - corporation organized and existing under the laws of the Commonwealth of Puerto Rico.

   4. Oriental Mortgage Corporation - corporation organized and existing under the laws of the Commonwealth of Puerto Rico.